EXHIBIT 5.1


                              LOWENSTEIN SANDLER PC
                                Attorneys at Law


February 4, 2004


Arotech Corporation
632 Broadway, Suite 1200
New York, New York 10012


Dear Sirs:


Reference is made to our opinion dated December 4, 2003, and included as Exhibit
5.1 to Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-110729) (the "Registration Statement") filed on December 4, 2003, by Arotech Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). We are rendering this supplemental opinion in connection with a prospectus supplement to the Registration Statement (the "Prospectus Supplement") to be filed by the Company with the Commission pursuant to Rule 424 promulgated under the Securities Act in connection with the offering by the Company, pursuant to a settlement agreement, dated as of February 4, 2004 (the "Settlement Agreement"), between the Company and I.E.S. Electronics Industries, Ltd. ("IES"), of (i) warrants (the "Warrants") to purchase 450,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and (ii) 900,000 shares of Common Stock consisting of 450,000 shares to be issued directly to IES (the "Direct Shares") and 450,000 shares issuable upon exercise of the Warrants (the "Warrant Shares").

In this connection, we have examined and relied without independent investigation as to matters of fact upon such statements and certificates of public officials, such statements and certificates of officers of the Company, the Registration Statement, the Prospectus Supplement, the Settlement Agreement, the certificate of incorporation and bylaws of the Company, as amended and now in effect, proceedings of the board of directors of the Company, such other corporate records, certificates, documents and instruments and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In rendering this opinion we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that: (i) the Warrants when issued and delivered by the Company in accordance with the terms of the Settlement Agreement will be validly issued and valid and binding obligations of the Company; (ii) the Direct Shares, when issued and delivered by the Company in accordance with the terms of the Settlement Agreement, will be validly issued, fully paid and nonassessable; and
(iii) the Warrant Shares, when issued and delivered by the Company against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.


                          [LOGO LOWENSTEIN SANDLER PC]
                              65 Livingston Avenue
                        Roseland, New Jersey 07068-1791
                             Telephone 973.597.2500
                                Fax 973.597.2200
                               www.lowenstein.com


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This opinion is limited to the  provisions of the Delaware  General  Corporation
Law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


Very truly yours,


/s/ Lowenstein Sandler PC

LOWENSTEIN SANDLER PC



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